Exhibit (5)(t)

DEALER AGREEMENT

UBS MONEY SERIES

AGREEMENT made as of March 29, 2016, between UBS Asset Management (US) Inc. (“UBS AM”), a Delaware corporation, and UBS Financial Services Inc., a Delaware corporation.

WHEREAS UBS Money Series (“Fund”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

WHEREAS the Fund currently offers a series of shares of beneficial interests (“Series”), which corresponds to a distinct portfolio which has been designated as UBS RMA Government Money Market Fund (the “Series”) for which the Fund’s board of trustees (“Board”) has established shares of beneficial interests (“Shares”) and has adopted a Shareholder Services Plan with respect to the Series; and

WHEREAS UBS AM has entered into a Principal Underwriting Contract with the Fund (“Underwriting Contract”) pursuant to which UBS AM serves as principal underwriter in connection with the offering and sale of the Shares of the above-referenced Series and of such other series as may hereafter be designated by the Board and have one or more classes of shares established; and

WHEREAS UBS AM desires to retain UBS Financial Services Inc. as its agent in connection with the offering and sale of the Shares of the Series and to delegate to UBS Financial Services Inc. performance of certain of the services which UBS AM provides to the Fund under the Underwriting Contract; and

WHEREAS UBS Financial Services Inc. is willing to act as UBS AM’s agent in connection with the offering and sale of such Shares and to perform such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, UBS AM and UBS Financial Services Inc. agree as follows:

1. APPOINTMENT. UBS AM hereby appoints UBS Financial Services Inc. as its agent to sell and to arrange for the sale of the Shares on the terms and for the period set forth in this Agreement. UBS AM also appoints UBS Financial Services Inc. as its agent for the performance of certain other services set forth herein, which UBS AM provides to the Fund under the Underwriting Contract. UBS Financial Services Inc. hereby accepts such appointments and agrees to act hereunder. It is understood, however, that these appointments do not preclude UBS AM from entering into agreements with other registered and qualified retail dealers for the sale of Shares or preclude sales of the Shares directly through the Fund’s transfer agent in the manner set forth in the Registration Statement. As used in this Agreement, the term “Registration Statement” shall mean the currently effective Registration Statement of the Fund, and any supplements thereto, under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act.

2. SERVICES, DUTIES AND REPRESENTATIONS OF UBS FINANCIAL SERVICES INC.

(a) UBS Financial Services Inc. agrees to sell the Shares on a best efforts basis from time to time during the term of this Agreement as agent for UBS AM and upon the terms described in this Agreement and the Registration Statement.

(b) Upon the later of the date of this Agreement or the initial offering of Shares by the Series to the public, UBS Financial Services Inc. will hold itself available to receive orders, satisfactory to UBS Financial Services Inc. and UBS AM, for the purchase of Shares and will accept such orders on behalf of UBS AM and the Fund as of the time of receipt of such orders and will promptly transmit such orders as are accepted to the Fund’s transfer agent. Purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(c) UBS Financial Services Inc. in its discretion may sell Shares through (i) its correspondent firms and customers of such firms; and (ii) such other registered and qualified retail dealers as it may select, subject to the approval of UBS AM. In making agreements with such dealers, UBS Financial Services Inc. shall act only as principal and not as agent for UBS AM or the Fund.

(d) The offering price of the Shares shall be the net asset value per share as next determined by the Fund following receipt of an order at UBS Financial Services Inc.‘s principal office. UBS AM shall promptly furnish or arrange for the furnishing to UBS Financial Services Inc. from the Fund of a statement of each computation of net asset value.

(e) UBS Financial Services Inc. shall not be obligated to sell any certain number of Shares.

(f) To facilitate redemption of Shares by shareholders directly or through dealers, UBS Financial Services Inc. is authorized but not required on behalf of UBS AM and the Fund to repurchase Shares presented to it by shareholders, its correspondent firms and other dealers at the price determined in accordance with, and in the manner set forth in, the Registration Statement.

(g) UBS Financial Services Inc. shall provide ongoing shareholder services, which include responding to shareholder inquiries, providing shareholders with information on their investments in the Shares and any other services now or hereafter deemed to be appropriate activities for the payment of “service fees” under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) (collectively, “service activities”).

(h) UBS Financial Services Inc. represents and warrants that: (i) it is a member in good standing of FINRA and agrees to abide by the Conduct Rules of FINRA; (ii) it is registered as a broker-dealer with the Securities and Exchange commission; (iii) it will maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement; and (iv) it will comply with all federal and state laws and regulations applicable to the offer and sale of the Shares.

(i) UBS Financial Services Inc. shall not incur any debts or obligations on behalf of UBS AM or the Fund. UBS Financial Services Inc. shall bear all costs that it incurs in selling the Shares and in complying with the terms and conditions of this Agreement as more specifically set forth in paragraph 8.

(j) UBS Financial Services Inc. shall not permit any employee or agent to offer or sell Shares to the public unless such person is duly licensed under applicable federal and state laws and regulations.

(k) UBS Financial Services Inc. shall not (i) furnish any information or make any representations concerning the Shares other than those contained in the Registration Statement or in sales literature or advertising that has been prepared or approved by UBS AM as provided in paragraph 6 or (ii) offer or sell the Shares in jurisdictions in which they have not been approved for offer and sale.

(l) UBS Financial Services Inc. represents that it will only accept and transmit orders in compliance with the Fund’s prospectus and applicable federal securities law. UBS Financial Services Inc. further represents that it will not transmit an order for purchase of Shares on any day unless such order was received prior to 12:00 p.m., Eastern Time, on such day.

(m) UBS Financial Services Inc. affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information.

(n) The Fund and UBS Financial Services Inc. may have obligations under the laws and regulations of the United States to verify the source of funds and identity of investors in accordance with the USA PATRIOT Act, and any rules or regulations adopted thereunder (collectively “the PATRIOT Act”). UBS Financial Services Inc. shall monitor transactions in the Fund to the extent required by the PATRIOT Act and comply with UBS Financial Services Inc. customer identification program procedures.

(o) UBS Financial Services Inc., and any person acting on its behalf, are familiar with and understands The Foreign Corrupt Practices Act, as amended, and any applicable anti-corruption laws and regulations (together, the “Anti-Corruption laws”) and will not directly or indirectly pay, offer, give, or promise to pay or give any funds or anything of value received from this arrangement to any public officials or any person in violation of Anti-Corruption laws.

(p) UBS Financial Services Inc. acknowledges and agrees that it knows its customers in accordance with the relevant laws and regulations and recognizes industry best practices of the jurisdictions in which it is subject.

(q) UBS Financial Services Inc. acknowledges and agrees that (i) it is a “United States person” as defined for U.S. federal income tax purposes, (ii) it has provided the Fund with a properly executed U.S. Internal Revenue Service (“IRS”) Form W-9 and (iii) it will provide the Fund with a newly executed IRS Form W-9 promptly upon any previously provided IRS Form W-9 becoming incorrect, incomplete or expired.

(r) UBS Financial Services Inc. agrees that it will comply with the due diligence and reporting requirements of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any analogous and applicable laws, regulations, agreements or other guidance adopted in other jurisdictions (“FATCA”) to identify and document the status of each of its customers and that as a condition to opening an account with any customer UBS Financial Services Inc. will (i) obtain either a fully completed and validly executed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY with required attachments or W-9, as applicable from such customer, or an Individual or Entity Self-Certification Form, to the account application or as separately provided by UBS AM to UBS Financial Services Inc.; (ii) obtain any necessary waivers to enable such reporting of customer information as required under FATCA; and (iii) review all information collected in connection with the opening or maintenance of the account, including information collected pursuant to Section 2(p) hereof or other regulatory purposes, to verify accuracy of such tax forms or Self-Certification. Further, UBS Financial Services Inc. will require all customers to promptly notify it if any of the information set forth in the tax forms or Self-Certification changes.

(s) UBS Financial Services Inc. shall provide to UBS AM and the Fund such information as shall reasonably be requested by any of them with respect to the compensation paid to other registered and qualified retail dealers UBS Financial Services Inc. may select to sell Shares through in connection with this Agreement, as well as any other information as is reasonably necessary to permit the Board to consider and make decisions relating to the Shareholder Services Plan of the Series. UBS Financial

Services Inc. acknowledges that it is reasonable for UBS AM and the Fund to request that UBS Financial Services Inc. provide written reports from time to time of the amounts of compensation paid to other registered and qualified retail dealers UBS Financial Services Inc. may select to sell Shares through under this Agreement and the purposes for which such compensation was used. UBS Financial Services Inc. agrees to provide any additional information and/or materials reasonably requested by UBS AM and/or the Fund in connection with any periodic due diligence and compliance reviews conducted by UBS AM or the Fund, including without limitation any Financial Intermediary Controls and Compliance Assessment (FICCA) Reports and SSAE 16 Reports.

3. SERVICES NOT EXCLUSIVE. The services furnished by UBS Financial Services Inc. hereunder are not to be deemed exclusive and UBS Financial Services Inc. shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of UBS Financial Services Inc. who may also be a director, Board member, officer or employee of UBS AM or the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature.

4. COMPENSATION.

(a) As compensation for its service activities under this Agreement with respect to the Shares, UBS AM shall pay to UBS Financial Services Inc. service fees with respect to Shares maintained in shareholder accounts serviced by UBS Financial Services Inc. employees, correspondent firms and other dealers in such amounts as UBS AM and UBS Financial Services Inc. may from time to time agree upon.

(b) Also as compensation for its activities under this Agreement, UBS AM may pay to UBS Financial Services Inc. such commissions and other compensation out of its own resources as UBS AM and UBS Financial Services Inc. may from time to time agree upon.

(c) UBS Financial Services Inc. may reallow all or any part of the service fees, commissions or other compensation which it is paid under this Agreement to its correspondent firms or other dealers, in such amounts as UBS Financial Services Inc. may from time to time determine.

(d) UBS AM’s obligation to pay compensation to UBS Financial Services Inc. as agreed upon pursuant to this paragraph 4 is not contingent upon receipt by UBS AM of any compensation from the Fund or the Series. UBS AM shall advise the Board of any agreements or revised agreements as to compensation to be paid by UBS AM to UBS Financial Services Inc., but shall not be required to obtain prior approval for such agreements from the Board.

5. DUTIES OF UBS AM.

(a) It is understood that the Fund reserves the right at any time to withdraw all offerings of any class or classes of Shares of the Series by written notice to UBS AM.

(b) UBS AM shall keep UBS Financial Services Inc. fully informed of the Fund’s affairs and shall make available to UBS Financial Services Inc. copies of all information, financial statements and other papers that UBS Financial Services Inc. may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountant and such reasonable number of copies of the most current prospectus, statement of additional information, and annual and interim reports of the Series as UBS Financial Services Inc. may request, and UBS AM shall cooperate fully in the efforts of UBS Financial Services Inc. to sell and arrange for the sale of Shares and in the performance of UBS Financial Services Inc. under this Agreement.

(c) UBS AM shall not require or expect the Fund to direct any brokerage commissions to UBS Financial Services Inc. to compensate it for promoting or selling any Shares of the Series.

(d) UBS AM shall comply with all state and federal laws and regulations applicable to a distributor of the Shares.

(e) UBS AM shall promptly notify UBS Financial Services Inc. if the Fund’s Registration Statement ceases to become or remain effective.

(f) UBS AM represents and warrants that as of the date hereof and throughout the term of this Agreement the Shares of the Fund are qualified for sale under or are exempt from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule A of this Agreement. UBS AM shall promptly notify UBS Financial Services Inc. in the event Shares of the Fund cease to be qualified for sale under or cease to qualify for an exemption from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule A.

6. ADVERTISING. UBS AM agrees to make available such sales and advertising materials relating to the Shares as UBS AM in its discretion determines appropriate. UBS Financial Services Inc. agrees to submit all sales and advertising materials developed by it relating to the Shares to UBS AM for approval. UBS Financial Services Inc. agrees not to publish or distribute such materials to the public without first receiving such approval in writing. UBS AM shall assist UBS Financial Services Inc. in obtaining any regulatory approvals of such materials that may be required of or desired by UBS Financial Services Inc.

7. RECORDS. UBS Financial Services Inc. agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of the Shares. UBS AM and its representatives shall have access to such records during normal business hours for review or copying.

8. EXPENSES OF UBS FINANCIAL SERVICES INC. UBS Financial Services Inc. shall bear all costs and expenses of (i) preparing, printing, and distributing any materials not prepared by the Fund or UBS AM and other materials used by UBS Financial Services Inc. in connection with its offering of the Shares for sale to the public; (ii) any expenses of advertising incurred by UBS Financial Services Inc. in connection with such offering; (iii) the expenses of registration or qualification of UBS Financial Services Inc. as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification; and (iv) all compensation paid to UBS Financial Services Inc.‘s financial advisors or other employees and others for selling Shares, and all expenses of UBS Financial Services Inc., its financial advisors and employees and others who engage in or support the sale of Shares as may be incurred in connection with their sales efforts. UBS Financial Services Inc. shall bear such additional costs and expenses as it and UBS AM may agree upon. UBS AM shall advise the Board of any such agreement as to additional costs and expenses borne by UBS Financial Services Inc., but shall not be required to obtain prior approval for such agreements from the Board.

9. INDEMNIFICATION.

(a) UBS AM agrees to indemnify, defend, and hold UBS Financial Services Inc., its officers and directors, and any person who controls UBS Financial Services Inc. within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending such claims, demands, or liabilities and any counsel fees incurred in connection therewith) which UBS Financial Services Inc., its officers, directors, or any such controlling person may incur under the 1933 Act, under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement; arising out of or based upon any alleged omission to state a material fact required to be stated in the Registration Statement thereof or necessary to make the statements in the Registration Statement thereof not misleading; or arising out of any sales or advertising materials with respect to the Shares provided by UBS AM to UBS Financial Services Inc. However, this indemnity agreement shall not apply to any claims, demands, liabilities, or expenses that arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by UBS Financial Services Inc. to UBS AM or the Fund for use in the Registration Statement or in any sales or advertising material; and further provided, that in no event shall anything contained herein be so construed as to protect UBS Financial Services Inc. against any liability to UBS AM or the Fund or to the shareholders of the Series to which UBS Financial Services Inc. would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement.

(b) UBS Financial Services Inc. agrees to indemnify, defend, and hold UBS AM and its officers and directors, the Fund, its officers and Board members, and any person who controls UBS AM or the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which UBS AM or its officers or directors or the Fund, its officers or Board members, or any such controlling person may incur under the 1933 Act, under common law or otherwise arising out of or based upon any breach by UBS Financial Services Inc. of its duties or obligations under this Agreement.

10. DURATION AND TERMINATION.

(a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Board members who are not interested persons of the Fund and, for a class of Shares for which a Shareholder Services Plan has been adopted, who also have no direct or indirect financial interest in the operation of the Shareholder Services Plan or in any agreements related thereto, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or with respect to a class of Shares of the Series by vote of a majority of the outstanding voting securities of that class of Shares of the Series.

(b) Notwithstanding the foregoing, with respect to a class of Shares of the Series this Agreement may be terminated at any time, without the payment of any penalty, by either party, upon the giving of at least 30 days’ written notice. Such notice shall be deemed to have been given on the date it is received in writing by the other party or any officer thereof.

(c) Termination of this Agreement with respect to a class of Shares of the Series shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other classes of Shares of the Series. This Agreement will automatically terminate in the event of its assignment or in the event that the Underwriting Contract is terminated.

11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

12. USE OF UBS FINANCIAL SERVICES INC. NAME. UBS Financial Services Inc. hereby authorizes UBS AM to use the name “UBS Financial Services Inc.” or any name derived therefrom in any sales or advertising materials prepared and/or used by UBS AM in connection with its duties as distributor of the Shares, but only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of UBS Financial Services Inc.

13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the term “assignment” shall have the same meaning as such term has in the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

ATTEST:		UBS Asset Management (US) Inc.

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name:	Eric Sanders	Name: Keith A. Weller
Title: Director & Associate General Counsel		Title: Executive Director & Senior Associate General Counsel

ATTEST:		UBS Financial Services Inc.

By:	/s/ Traci Simpson	By:	/s/ James Langham
Name: Traci Simpson		Name: James Langham
Title: Executive Director		Title: Managing Director

SCHEDULE A

All fifty (50) states

District of Columbia

Puerto Rico

Virgin Islands